Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 8, 2012, except for Note 2, as to which the date is August 10, 2012, and the last paragraph of Note 1, as to which the date is September 10, 2012, with respect to the consolidated financial statements of Qualys, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

San Francisco, California

September 21, 2012